Exhibit 23.3

CONSENT OF PROPOSED DIRECTOR NOMINEE

I hereby consent to the inclusion in the Registration Statement on Form S-1 of Graybug Vision, Inc., any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person expected to become a member of the Board of Directors of Graybug Vision, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated September 4, 2020

/s/ Christina M. Ackermann
Christina M. Ackermann